SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549



                            FORM 8-A/A


              FOR REGISTRATION OF CERTAIN CLASSES OF
          SECURITIES PURSUANT TO SECTION 12(b) OR (g) OF
               THE SECURITIES EXCHANGE ACT OF 1934


                      Diamond Shamrock, Inc.
      (Exact name of registrant as specified in its charter)


               Delaware                           74-2456753
(State of Incorporation or organization)         (IRS Employer
                                              Identification No.)


9830 Colonnade Boulevard, San Antonio, TX           78230
(Address of principal executive offices)          (Zip Code)


Securities to be registered pursuant to Section 12(b) of the Act:


     Title of each class           Name of each exchange on which
     to be so registered           each class is to be registered


Rights to Purchase Series A Junior
Participating Preferred Stock          New York Stock Exchange


Securities to be registered pursuant to Section 12(g) of the Act:


                               None
                         (Title of Class)

          This Amendment to Registration Statement on Form 8-A/A amends the information contained in the Registration Statement on Form 8-A, dated March 6, 1990 ("Registration Statement"), of Diamond Shamrock, Inc. ("Diamond Shamrock") and is being filed pursuant to Rule 12b-15 promulgated under the Securities and Exchange Act of 1934, as amended. The capitalized terms not otherwise defined are defined as set forth in the Registration Statement.

          ITEM 1.   Description of Registrant's Securities to be
                    Registered.

          ITEM 1 is hereby amended as follows:

          (a) The last sentence of the first paragraph is amended to read in its entirety as follows:

               The description and terms of the Rights are set forth in a Rights Agreement, dated as of March 6, 1990, as amended by Amendment to Rights Agreement, dated as of September 22, 1996 (collectively, the "Rights Agreement"), between the Company and Ameritrust Company National Association, as rights agent ("Ameritrust"; Ameritrust together with any successor rights agent, the "Rights Agent").

          (b) The third to last paragraph is amended by adding the following at the end thereof:

               Pursuant to this authority, the Company executed and delivered an Amendment to Rights Agreement, dated as of September 22, 1996, (a) to make the Rights inapplicable to the Agreement and Plan of Merger, dated as of September 22, 1996 (the "Merger Agreement"), between Ultramar Corporation, a Delaware corporation ("Ultramar"), and the Company pursuant to which, among other things, the Company will be merged with and into Ultramar (the "Merger"), and the other transactions contemplated thereby, (b) to make the Rights inapplicable to the Stock Option Agreement dated as of September 22, 1996, (the "Company Option"), between Ultramar and the Company, whereby the Company has granted Ultramar the option to purchase up to 5,858,500 Common Shares (representing slightly less than 20% of the outstanding Common Shares but subject to a cap on such number), and the transactions contemplated thereby and (c) provide that neither Ultramar nor any of Ultramar's wholly owned subsidiaries nor any assignee or transferee of Ultramar under the Company Option is an Acquiring Person or an Adverse Person, and that no Distribution Date, Share Acquisition Date or Triggering Event occurs solely as a result of the execution and delivery of the Merger Agreement and the Company Option, the consummation of the Merger or the consummation of the other transactions contemplated by the Merger Agreement and the Company Option.

          ITEM 2. Exhibits. ITEM 2 is hereby amended to add the following at the end thereof:

               8. Amendment to Rights Agreement (incorporated herein by reference from Exhibit 4(a) to the Company's Current Report on Form 8-K, dated September 26, 1996, filed under Commission File No. 1-9409).

                            SIGNATURES

          Pursuant to the requirements of Section 12 of the Securities and Exchange Act of 1934, the registrant has duly caused this Amendment to Registration Statement on Form 8-A/A to be signed on its behalf by the undersigned, thereto duly authorized.

                              DIAMOND SHAMROCK, INC.

                              By:  /s/ GARY E. JOHNSON
                                   Gary E. Johnson
                                   Vice President and Controller

Dated:  October 23, 1996